UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 3, 2007

Potomac Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

West Virginia

(State of Other Jurisdiction of Incorporation)

0-24958

(Commission File Number)

55-0732247

(IRS Employer Identification No.)

111 E. Washington St., PO Box 906, Charles Town WV 25414-0906

(Address of Principal Executive Offices) (Zip Code)

304-725-8431

Registrant's telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02. Results of Operations and Financial Condition.

For Immediate Release August 3, 2007

Robert F. Baronner Jr. President and CEO of Potomac Bancshares, Inc. announced the following unaudited results for the second quarter of 2007.

For the quarter ended June 30, 2007, Potomac Bancshares, Inc. earned $1,103,000, diluted earnings of $0.32 per share, as compared to $1,186,000, diluted earnings of $0.34, for the quarter ended June 30, 2006. For the six months ended June 30, 2007, Potomac Bancshares, Inc. earned $2,048,000, diluted earnings of $0.59 per share, as compared to $2,124,000, diluted earnings of $0.61 per share, for the six months ended June 30, 2006.

The results for both the second quarter and first half of 2007 are down compared to the comparable periods for 2006. The following may put the results in perspective as well as offer some insights on the future prospects for the company.

During the quarter ended June 30, 2007, the company incurred a one time expense due to settlement of litigation associated with customer fraud. If the bank had not incurred this one time expense, earnings for both the quarter and six months ended June 30, 2007 would have exceeded the results for the comparable periods for 2006. Moreover, the earnings so far in 2007 have been made in a very challenging environment to include a continued inverted yield curve, a volatile real estate market, and a very competitive deposit market. Loans are down on a quarter to quarter basis due to demand and as the result of some large payoffs in the commercial portfolio. As a result of reduced loan demand, the bank let some high priced funding roll off of the books in an effort to maintain our net interest margin.

The Board of Directors has approved a dividend of $0.105 per share to be paid on September 1, 2007 to shareholders of record on August 15, 2007. This increased dividend represents the eighteenth consecutive increase in the dividend since the company began paying them on a quarterly basis in 2003. Recently 23,583 shares of Potomac Bancshares, Inc. common stock were repurchased at $15.50 per share. The price paid for the stock represents good long term value for the remaining shareholders given that book value was $8.17 at June 30, 2007.

Unaudited - dollars in thousands, except per share data

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
Earnings Performance
Interest Income	$5,014	$4,756	$9,970	$9,143
Interest Expense	1,980	1,611	4,112	3,029
Net Interest Income	3,034	3,145	5,858	6,114
Provision For Loan Losses	0	75	0	75
Non-interest Income	1,088	1,071	2,037	1,917
Non-interest Expense	2,393	2,335	4,697	4,678
Income Before Income Tax Expense	1,729	1,806	3,198	3,278
Income Tax Expense	626	620	1,150	1,154
Net Income	$1,103	$1,186	$2,048	$2,124

Annualized Return On Average Equity	--	--	14.81%	16.37%
Annualized Return On Average Assets	--	--	1.36%	1.50%

			June 30	December 31
			2007	2006
Balance Sheet Highlights
Total Assets			$292,723	$292,749
Investment Securities			42,105	42,706
Loans, Net			223,397	227,646
Deposits And Customer Repurchase Agreements			261,639	262,070
Shareholders' Equity			28,053	26,717

	June 30		June 30
	2007	2006	2007	2006
Shareholders' Value (per share)
Earnings Per Share, Basic	0.32	0.34	0.60	0.61
Earnings Per Share, Diluted	0.32	0.34	0.59	0.61
Cash Dividends Declared	--	--	0.20	0.18
Book Value At Period End	--	--	8.17	7.64

			June 30	December 31
			2007	2006
Safety and Soundness
Leverage Ratio			9.68%	9.34%
Non-performing Assets As A Percentage Of
Total Assets			0.03%	0.05%
Allowance For Loan Losses As A Percentage Of
Period End Loans			1.07%	1.05%
Ratio Of Net Charge-Offs During The Period To
Average Loans Outstanding During The Period			0.01%	0.03%

Potomac Bancshares Inc. is a public company trading under the ticker symbol PTBS.OB. PTBS is the one bank holding company for Bank of Charles Town (BCT) located in Charles Town West Virginia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Potomac Bancshares, Inc.

/s/Robert F. Baronner, Jr.

Robert F. Baronner, Jr., President and CEO

August 3, 2007